Exhibit 99.1

NEWS RELEASE for March 14, 2007

BIOLASE ANNOUNCES RECORD FOURTH QUARTER REVENUE

Company Returns to Profitability with $1.0 Million Net Income

IRVINE, CA (March 14, 2007)—BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported record quarterly revenues, an improved gross profit margin and a return to net profitability for the quarter ended December 31, 2006.

Fourth Quarter 2006 Results

Net revenue for the quarter ended December 31, 2006 rose five percent to a record $19.8 million, up from $19.0 million in the fourth quarter of 2005. Net domestic revenue for the 2006 quarter increased seven percent to $13.4 million from $12.5 million in the 2005 fourth quarter. Net international revenue increased one percent to $6.5 million in the 2006 fourth quarter, up from $6.4 million for the prior year comparable period.

Gross profit for the fourth quarter of 2006 improved to 58 percent of net revenue as compared with 52 percent of net revenue in the same period of 2005. Operating expenses in the fourth quarter of 2006 decreased to 53 percent of net revenue from 57 percent of net revenue in the same quarter of 2005, including an increase of approximately $400,000, or $0.02 per diluted share, in stock option compensation expense. Net income for the quarter ended December 31, 2006 was $1.0 million, or $0.04 per diluted share, compared with a net loss of $1.2 million, or $0.05 per diluted share, for the quarter ended December 31, 2005. Net income for the quarter ended December 31, 2006 benefited from $417,000 of license fee revenue resulting from the amortization of the $5 million payment received from Henry Schein, Inc. in August 2006.

President and CEO Jeffrey W. Jones commented, “Our fourth quarter performance was a solid finish to a fiscal year in which we saw improvements throughout our business. This was the first time since the second quarter of 2004 that we have reported a quarterly profit. The improved profitability resulted not only from higher sales volume, but also from our ongoing cost reduction and containment programs, improved working capital management, and the quarterly contribution to revenue from the amortization of the up-front license fee we received from Henry Schein, Inc. in August 2006.”

Jones added, “This fourth quarter was also notable because it was the second consecutive quarter in which we achieved positive year-over-year quarterly domestic revenue growth.”

2006 Full-Year Results

Net revenue for the year ended December 31, 2006 rose 12 percent to $69.7 million from $62.0 million for 2005. Net domestic revenue for 2006 was $43.7 million as compared to $43.6 million for 2005. Net international revenue for the year ended December 31, 2006 increased by 42 percent to $26.0 million as compared to $18.4 million for 2005.

Gross profit for the year ended December 31, 2006 was 52 percent of net revenue as compared with 50 percent of net revenue for 2005. Operating expenses decreased from 77 percent of net revenue in 2005 to 59 percent of net revenue in 2006, or by approximately $6.7 million, including an increase of approximately $1.0 million, or $0.04 per diluted share, in stock option compensation expense. The net loss for the year ended December 31, 2006 was $4.7 million, or $0.20 per diluted share, compared with a net loss of $17.5 million, or $0.76 per diluted share, for the year ended December 31, 2005. Net income for the year ended December 31, 2006 benefited from $556,000 of license fee revenue resulting from the amortization of the $5 million payment received from Henry Schein, Inc. in August 2006.

Jones added, “Our fiscal year 2006 was unquestionably a year of turnaround for BIOLASE, both in terms of financial performance as well as in significant accomplishments. Through our major agreements with Procter & Gamble and Henry Schein, we brought cash funding into the Company without dilution or debt. We reversed a trend of quarterly domestic sales declines that lasted for one and one-half years, and we experienced 42 percent growth in international sales in 2006. And, in the fourth quarter just ended, we achieved profitability for the first time in over two years. We’re about to launch new disposables, and just this month we launched our exciting new ezlase™ state-of-the art handheld diode dental laser system, all testaments to our expanding product pipeline. The year ended with many positive indicators, and I am very enthusiastic about our prospects for a successful 2007.”

Conference Call

As previously announced, the Company will host a conference call today at 9:00 a.m. Eastern Time to discuss its operating results for the fourth quarter and year ended December 31, 2006 and to answer questions.

To listen to the conference call live via the internet, visit the Investors section of the BIOLASE website at www.biolase.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software. A replay will be available on BIOLASE’s website.

To listen to the conference call live via telephone, please dial (866) 700-7441 from the U.S. or, for international callers, please dial (617) 213-8839, approximately 10 minutes before the start time. Enter passcode number 43719161. A telephone replay will be available for two days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode number 82189305.

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jeffrey W. Jones, President & CEO; Richard L. Harrison, Executive Vice President and CFO of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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07-05

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Products and services revenues	$19,382	$18,775	$68,852	$61,486
License fees and royalty revenue	465	183	848	494

Net revenue	19,847	18,958	69,700	61,980
Cost of revenue	8,297	9,135	33,211	31,051

Gross profit	11,550	9,823	36,489	30,929

Other (loss) income, net	(4)	32	6	80

Operating expenses:
Sales and marketing	6,907	6,308	24,400	24,730
General and administrative	2,586	3,529	11,709	16,869
Engineering and development	1,100	1,015	4,876	6,390
Patent infringement legal settlement	—	—	348	—

Total operating expenses	10,593	10,852	41,333	47,989

Income (loss) from operations	953	(997)	(4,838)	(16,980)
Non-operating gain (loss), net	177	(126)	311	(261)

Income (loss) before taxes	1,130	(1,123)	(4,527)	(17,241)
Income tax provision	92	103	162	269

Net income (loss)	$1,038	$(1,226)	$(4,689)	$(17,510)

Net income (loss) per share:
Basic	$0.04	$(0.05)	$(0.20)	$(0.76)
Diluted	$0.04	$(0.05)	$(0.20)	$(0.76)

Shares used in the calculation of net income (loss) per share:
Basic	23,702	23,251	23,472	23,051
Diluted	24,497	23,251	23,472	23,051

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$14,676	$8,272
Short-term investments, restricted	—	9,863
Accounts receivable, less allowance of $1,357 and $420 in 2006 and 2005, respectively	15,193	8,404
Inventory, net	7,774	8,623
Prepaid expenses and other current assets	1,346	1,293

Total current assets	38,989	36,455
Property, plant and equipment, net	4,851	3,827
Intangible assets, net	1,469	1,831
Goodwill	2,926	2,926
Deferred tax asset	35	—
Other assets	308	90

Total assets	$48,578	$45,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$5,000
Accounts payable	7,699	7,759
Accrued liabilities	8,933	8,612
Deferred revenue	5,431	2,246
Deferred gain on sale of building, current portion	—	16

Total current liabilities	22,063	23,633
Deferred tax liability	271	202
Deferred revenue – long term	4,278	—

Total liabilities	26,612	23,835

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized, 25,741 and 25,218 shares issued; 23,777 and 23,254 shares outstanding; in 2006 and 2005, respectively	26	26
Additional paid-in capital	111,415	106,484
Accumulated other comprehensive income (loss)	108	(322)
Accumulated deficit	(73,184)	(68,495)

	38,365	37,693
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	21,966	21,294

Total liabilities and stockholders’ equity	$48,578	$45,129

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